Exhibit 4.3

EXECUTION VERSION

OZ ADVISORS II LP

UNIT DESIGNATION OF

THE PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL, AND OTHER SPECIAL RIGHTS, POWERS AND DUTIES

OF

CLASS A CUMULATIVE PREFERRED UNITS

OZ ADVISORS II LP, a Delaware limited partnership (the “Partnership”), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act and the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 7, 2019, as amended from time to time (the “Limited Partnership Agreement”), does hereby state and certify that, pursuant to the authority expressly vested in Och-Ziff Holding LLC, a Delaware limited liability company and the Partnership’s general partner (the “General Partner”), the General Partner duly adopted the following resolution, which remains in full force and effect as of the date hereof:

RESOLVED, that this Unit Designation of the Class A Cumulative Preferred Units of the Partnership dated as of February 7, 2019 (this “Unit Designation”) be and hereby is adopted as follows:

1. Designation.

(a) Pursuant to Section 3.2(b) of the Limited Partnership Agreement, there is hereby created a class of Units designated as the “Class A Cumulative Preferred Units” (the “Class A Preferred Units”), which shall each have a liquidation preference per Class A Preferred Unit equal to the Unit Price (the “Liquidation Preference”). The General Partner is authorized to provide for the issuance of up to 400,000 Class A Preferred Units in one or more series (each, a “Class A Series”), each of which Class A Series is and shall be identical other than the date of issuance.

(b) The Class A Preferred Units have no maturity date. Each Class A Preferred Unit is and shall be identical in all respects to every other Class A Preferred Unit. Notwithstanding Section 3.1(b) of the Limited Partnership Agreement, the Class A Preferred Units shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units are and shall be reflected through appropriate entries in the books and records of the Partnership.

(c) All Class A Preferred Units issued pursuant to, and in accordance with the requirements of this Unit Designation, are and shall be fully paid and non-assessable Units of the Partnership.

2. Definitions. For purposes of this Unit Designation, the following terms have the meanings ascribed to them below. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Limited Partnership Agreement.

“Accrued Unrecognized Incentive” means, with respect to any investment fund, investment account or other investment vehicle (including a “fund-of-one”) with a commitment period of more than one year, any performance-based amounts or incentive compensation allocated (including provisionally) or accrued with respect to such fund, account and vehicle, including, without limitation, any carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing.

“AC Delegation” has the meaning has the meaning assigned to it in Section 9(h) hereof.

“Advisors II Incremental Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Advisors II Initial Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Alternate Investment Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Annual Capital Expenditures” means, with respect to each fiscal year of the Company, the aggregate of all expenditures by the Company and its consolidated Subsidiaries for the acquisition of fixed or capital assets or additions to property, plants or equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its consolidated Subsidiaries. For the avoidance of doubt, Annual Capital Expenditures shall exclude real estate leases that may be capitalized for accounting purposes.

“Applicable Fund” has the meaning assigned to it in section 9(h)(i) hereof.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any person, in one transaction or a series of transactions, of all or any part of any of the Company’s, the Operating Group Entities’ or any of their respective Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests (as defined in the Senior Subordinated Loan Agreement) of the Company, the Operating Group Entities or any of their respective Subsidiaries, other than (i) inventory sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business, (iii) (A) leases or subleases of any real property leased or subleased by the Company as of the Issuance Date and (B) licenses, sublicenses, leases or subleases of real property granted to others not interfering in any material respect with the business of the Company, the Operating Group Entities and their Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration (including, at the time of calculation, all earn-out payments, installment payments and other deferred purchase price obligations) of less than $2 million in the aggregate during any fiscal year of the Company and in an aggregate amount not to exceed $5 million while any Class A Preferred Units are outstanding, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property between or among the Company, the Operating Group Entities and any of their respective wholly-owned Subsidiaries, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions (as defined in the Senior Subordinated Loan Agreement), (viii) the abandonment or other sale, transfer, disposal or disposition of intellectual property in connection with the Specified Transactions (as defined in the Senior Subordinated Loan Agreement), constituting Specified OZ Intellectual Property (as defined in the Senior Subordinated Loan Agreement), (ix) sales or other transfers or dispositions of Margin Stock (as defined in the Senior Subordinated Loan Agreement), (x) issuances by the Company or the Operating Group Entities to any person other than the Company, the Operating Group Entities or a Subsidiary of its Equity Interests (including, for the avoidance of doubt, Och-Ziff Operating Group A-1 Units, Och-Ziff Operating Group E Units (in each case, as defined in the Senior Subordinated Loan Agreement)), Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, Preferred Units or PSIs, as applicable (in each case, as defined in the Senior Subordinated Loan Agreement), including the exchange or conversion of any of the foregoing, whether for Class A Shares, other Equity Interests, or otherwise, in the case of any such exchange or conversion, pursuant to the exchange agreements or conversion agreements relating thereto, including any exchange agreements or conversion agreements, or any amendments, restatements or replacements of any exchange agreements or conversion agreements, entered into in connection with the Specified Transactions, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements in the ordinary course of operation of the Company’s cash management practices, (xii) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-Cash assets for similar assets of substantially equivalent value, (xiv) Restricted Payments (as defined in the Senior Subordinated Loan Agreement) not prohibited under this Unit Designation, (xv) investments (including in the form of Cash and Cash Equivalents), and sales, transfers or dispositions of investments, in each case that are made in the ordinary course of business, that are not prohibited by this Unit Designation and that do not constitute a Line of Business Asset Sale (xvi) the release of claims described in the Recapitalization Agreement in connection with the Specified Transactions and (xvii) sales of assets solely for the purpose of facilitating sales of assets into or out of OZ Funds or OZ CLOs in the ordinary course of business.

“Audited Financial Statements” has the meaning assigned to it in Section 18(c) hereof.

“AUI Amount” has the meaning assigned to it in Section 6(a)(ii) hereof.

“AUM” means, as of any date, total fee-paying assets under management of the Company, any Operating Group Entity or any of their consolidated subsidiaries as of such date, on a combined basis in accordance with GAAP, as adjusted to give pro forma effect to all pending binding subscriptions in effect on such date and all redemption requirements in effect on such date.

“Cash” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Cash Equivalents” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Change of Control Event” means the occurrence of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Partnerships, taken as a whole, to any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person or one or more wholly-owned subsidiaries of any of the Operating Partnerships; or

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person or the Company and any of its wholly-owned subsidiaries, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a percentage of voting units (or other capital stock) greater than the percentage of voting units (or other capital stock) held by DSO and his Related Parties as of the Issuance Date (excluding, for the avoidance of doubt, any units or other capital stock DSO or his Related Parties are entitled to vote on behalf of other Persons), in each case, immediately after giving effect to such transaction in (i) the Company or (ii) one or more of the Operating Partnerships comprising all or substantially all of the assets of the Operating Partnerships, or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

Notwithstanding the foregoing, neither the consummation of the Liquidity Redemption nor the occurrence of any of the transactions or actions to be taken on or after the Transition Date in accordance with the terms of the Governance Agreement shall constitute a Change of Control Event.

“CLO AUM” means, as of any date, any AUM that is attributable to an OZ CLO.

“Committed Cash” means, as of the end of each fiscal quarter of the Company beginning with the quarter ended December 31, 2018, the sum of all Cash and Cash Equivalents reserved by the Company or its consolidated Subsidiaries (i) in respect of any incentive fees received in Cash during the applicable quarter to the extent such fees may be subject to reversal in future periods and not recorded as income in the Company’s financial statements; (ii) in respect of cumulative bonus accruals as reported in the Company’s financial statements for such quarter that are expected to be settled in cash by the end of the first quarter of the following fiscal year; (iii) in respect of any grant of deferred fund interests; provided that such grants are converted into fund interests by or no later than the first available fund subscription date immediately after the end of the first quarter of the fiscal year; (iv) in respect of cumulative obligations under the Tax Receivable Agreement accrued for in the Company’s Distributable Earnings that have not yet been paid; (v) reserved in respect of any accrued contingent liabilities determined in accordance with GAAP, (vi) to satisfy any applicable then existing regulatory or contractual requirement to deposit or hold back cash in reserve and which is entered into in the ordinary course of business; provided that the Company shall not be permitted to include any reserve for contractual requirements related to compensation of its current or former officers, managing directors or employees pursuant to this clause (vi) (it being understood that reserves related to compensation may be included as set forth in clauses (ii) and (iii) above); (vii) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnership or its Subsidiaries in Och-Ziff products as of the Issuance Date in new Och-Ziff products, provided that such proceeds are reinvested within 12 months of receipt thereof; (viii) in respect of any deferred rent consistent with the Company’s accounting practices as of September 30, 2018; and (ix) in respect of anticipated working capital adjustments in each of the first three fiscal quarters of the Company’s fiscal year only in an amount that does not exceed $10.0 million per quarter, provided that (a) such increase in reserves shall not be included in any fiscal quarter unless the Company had Economic Income of at least such amount during such quarter, and (b) such cumulative amount shall be reduced to zero at the end of such fiscal year.

“Commitment” has the meaning assigned to it in the Senior Credit Facility.

“Company” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successors thereto.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) DSO, (ii) any Related Party of DSO or (iii) any “person” or “group” (as each such term is used in Section 13(d)(3) of the Exchange Act or any successor provision) of which DSO or one of his Related Parties is a member.

“Credit Party” has the meaning assigned to it in the Senior Credit Facility.

“Currency Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Designated Accrued Unrecognized Incentive” means any gross proceeds received in cash resulting from the realization of Accrued Unrecognized Incentive in respect of the Specified Funds.

“Designated Officers” has the meaning assigned to it in Section 10(d) hereof.

“Designated Proceeds” means, collectively, any Net Accrued Unrecognized Incentive and not less than 85% of the Net Cash Proceeds from any Asset Sales (“Asset Sale Designated Proceeds”).

“Discount Termination Event” means any of (i) any material “Default” or “Event of Default” under the Senior Credit Facility or the Senior Subordinated Loan Agreement; provided, that a Discount Termination Event shall cease to have occurred if such “Default” or “Event of Default” is cured; (ii) a decrease in Non-Affiliate AUM in excess of $7,152,054,711 in the aggregate; (iii) (A) any dissolution, winding up or restructuring of any of the Operating Group Entities, (B) a voluntary or involuntary bankruptcy or insolvency proceeding of the Company or any of the Operating Group

Entities or (C) with respect to the Company or any of the Operating Group Entities, the appointment of a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for any of the Operating Group Entities; (iv) any final, non-appealable money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company, any Operating Group Entity or any of their respective Subsidiaries and shall remain undischarged, unpaid, unvacated, unbonded or unstayed for a period of sixty days; or (v) the delisting of the Company by the New York Stock Exchange.

“Discretionary Basket” has the meaning assigned to it in Section 6(c) hereof.

“Discretionary Reserve Funds” has the meaning assigned to it in Section 6(c) hereof.

“Distributable Earnings” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries determined on the basis of distributable earnings, in accordance with the methodology utilized by the Company to derive distributable earnings in the Company’s earnings press release for such period. Notwithstanding the foregoing, the following items shall not be taken into account in calculating Distributable Earnings, (i) for the fiscal quarter ended December 31, 2018, any Tax Receivable Agreement related payments accrued for the 2017 and 2018 tax years that are no longer payable as a result from the February 7, 2019 amendment of the Tax Receivable Agreement, and (ii) for each period during the fiscal year ended December 31, 2019, the impact of any reversal of any such Tax Receivable Agreement payments.

“Distribution Holiday” has the meaning assigned to it in the Limited Partnership Agreement.

“Distribution Payment Date” has the meaning assigned to it in Section 3(a) hereof.

“Distribution Period” means a period commencing on, and including, a Distribution Payment Date, to, but not including, the following Distribution Payment Date.

“Distribution Rate” means, with respect to the periods specified below, the following rates per annum:

(i) Prior to the Step Up Date: 0%;

(ii) From the Step Up Date to the day immediately prior to the sixth anniversary of the Step Up Date: 6%;

(iii) From the sixth anniversary of the Step Up Date to the day immediately prior to the seventh anniversary of the Step Up Date: 8%;

(iv) From the seventh anniversary of the Step Up Date to the day immediately prior to the eighth anniversary of the Step Up Date: 9%; and

(v) From the eighth anniversary of the Step Up Date and thereafter: 10%.

Following a Change of Control Event, the Distribution Rate for each applicable period described above shall increase by 7.0% per annum beginning on the 31st day following the consummation of such Change of Control Event in accordance with Section 6(b) hereof unless and until the Operating Partnerships redeem all Operating Group Class A Preferred Units.

“DSO” means Daniel S. Och.

“Economic Income” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with the principles set forth on Schedule A hereto, applied in a manner consistent with the manner utilized by Och-Ziff to derive economic income in Och-Ziff’s earnings press release for the quarter ended September 30, 2018, plus (a) net proceeds received in connection with any disposition of Risk Retention Interests with respect to existing U.S. OZ CLOs that were previously held for purposes of complying with Section 15G of the Exchange Act and related regulations (as long as such disposition is not an Asset Sale), minus (b) the sum of (i) any amounts contributed to the Operating Partnerships pursuant to the Operating Partnerships’ share in cash payments due under the Tax Receivable Agreement; (ii) amounts invested and expenses incurred in connection with the acquisition of Risk Retention Interests and related permitted assets by Qualifying Risk Retention Subsidiaries; and (iii) amounts of any Annual Capital Expenditures; provided, that the sum of clauses (a) and (b) shall not exceed $9.0 million per year; minus (c) Permitted RSU Settlements; minus (d) the amount of any amortization payments on the Initial Loans required to be paid pursuant to the terms of the Senior Subordinated Loan Agreement; minus (e) the amount of any distributions or dividends paid on any Operating Group Class A Preferred Units; minus (f) Permitted Dividends. For the avoidance of doubt and without limiting Section 6(a)(ii), the calculation of Economic Income shall be adjusted accordingly to reflect the fact that any Net Accrued Unrecognized Incentive that constitutes Designated Proceeds will be distributed pursuant to Section 6(a)(ii). Sublease losses and expenses recognized for accounting purposes where there is no corresponding cash outflow will be initially excluded from Economic Income. Net cash outflows on the lease and sublease arrangement in a given period, that are not otherwise normally accounted for as an operating expense in Economic Income, should be reflected as a net decrease (or increase) adjustment to the stated Economic Income for the period such amounts are incurred.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Excess Distributable Earnings” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Excess Distributable Earnings Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Excess RSU Settlements” means any cash paid in connection with the settlement of restricted stock units issued by the Company or the Operating Partnerships in excess of the Permitted RSU Settlements.

“Exchange Date” means March 31, 2022.

“Exchange Notice” has the meaning assigned to it in Section 7(b) hereof.

“Free Cash Balance” means, as of the end of each fiscal quarter of the Company, an amount equal to the difference between Total Cash and Committed Cash. For the avoidance of doubt, to the extent any amounts are reserved under the Discretionary Basket in accordance with Section 6(c) hereof such amounts shall reduce the Free Cash Balance.

“GAAP” means the United States generally accepted accounting principles in effect as of the Issuance Date.

“General Partner” has the meaning assigned to it in the recitals hereof.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, entered into by and among the Company, the Intermediate Holding Companies, the Operating Partnerships and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

“Holders’ Committee” has the meaning assigned to it in Section 10(a) hereof.

“Indebtedness” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Interest Rate Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Issuance Date” means February 7, 2019.

“Junior Units” means Units and other equity securities in the Partnership that, with respect to distributions on such interests and distributions upon liquidation of the Partnership, rank junior to the Class A Preferred Units. “Junior Units” include Common Units and PSIs but do not include Class C Non-Equity Interests.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Limited Partnership Agreement” has the meaning assigned to it in the recitals hereof.

“Line of Business Asset Sale” means an Asset Sale of Property constituting, collectively, a line of business or business unit, or any material portion or interest therein, of the Company, any Operating Group Entity or any of their respective Subsidiaries that receives advisory fee income, in one transaction or a series of related transactions.

“Liquidation Event” has the meaning assigned to it in Section 4(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 1 hereof.

“Liquidation Value” has the meaning assigned to it in Section 4(a) hereof.

“Liquidity Redemption” has the meaning assigned to it in the Governance Agreement.

“Loan Exchange Option” has the meaning assigned to it in Section 7(a) hereof.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Partnerships (other than the Company or its Subsidiaries).

“Mandatory Change of Control Redemption” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Change of Control Trigger Date” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Redemption Notice” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Notice Date” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Trigger Date” has the meaning assigned to it in Section 6(a)(i) hereof.

“Minimum Free Cash Balance” means $200,000,000, as adjusted pursuant to Section 9(g) hereof.

“Net Accrued Unrecognized Incentive” means any Designated Accrued Unrecognized Incentive net of compensation paid to any current or former officer, executive managing director or employee of the Company, any Operating Partnership, any OZ Fund or their respective subsidiaries arising from such realization to the extent such compensation is consistent with the compensation allocations set forth on Schedule B hereto.

“Net Cash Proceeds” means with respect to any Asset Sale, an amount equal to (i) the sum of Cash and Cash Equivalents received in connection with such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note or installment receivable, the release of any reserve amount described in clause (C) hereof, purchase price adjustment or earn-out or otherwise, but only as and when so received) by the Company, the Operating Group Entities or any of their respective Subsidiaries, less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts payable on any Indebtedness that is secured by the property and that is subject to mandatory prepayment in connection with such Asset Sale and that is repaid in connection with such Asset Sale, (B) taxes paid or reasonably estimated to be actually payable in connection therewith and the amount of any increased tax distribution reasonably expected to be made as a result of such Asset Sale and (C) any reserve for adjustment established in accordance with GAAP in respect of (x) the sale price of such property and (y) any liabilities associated with such property and retained by the Company, the Operating Group Entities or any of their respective Subsidiaries after such sale, transfer, lease or disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that any reserve described in this clause (C) that is subsequently released shall be counted as Net Cash Proceeds; provided further that “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon the sale, transfer, lease or disposition of any non-Cash consideration received following such Asset Sale by the Company, the Operating Group Entities or any of their respective Subsidiaries in any such Asset Sale (but only as and when so received).

“New NEO Units” has the meaning assigned to it in Section 10(d) hereof.

“Non-Affiliate AUM” means, as calculated as of the last day of each fiscal quarter of the Company, AUM excluding (A) the AUM related to the entities identified in writing and delivered to the Holders’ Committee on the Issuance Date, (B) CLO AUM and (C) any amounts redeemed by DSO or former executive managing directors of the Company or any of their respective affiliates (including any funds or investments subject to the Liquidity Redemption).

“Non-CLO AIS Investments” has the meaning assigned to it in Section 9(c)(xxi) hereof.

“Obligations” has the meaning assigned to it in the Senior Credit Facility.

“Offered Securities” has the meaning assigned to it in Section 14 hereof.

“Operating Group Class A Preferred Units” means the Class A Preferred Units issued by the Partnership and the Class A preferred units issued by the other Operating Partnerships.

“Operating Group Entity” has the meaning assigned to it in Section 3(b)(ii) hereof.

“Operating Partnerships” means the Partnership, OZ Management LP and OZ Advisors LP.

“OZ CLO” means any collateralized loan obligation funds or similar investment entities (including warehouse facilities) managed by any Operating Group Entity or its Affiliates.

“OZ Fund” means (1) any investment vehicle managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by an Operating Group Entity or any of its Affiliates in which (a) substantially all of the capital is provided by third parties in the ordinary course (“Third Party LPs”) and (b) no Person other than the Operating Partnerships or their wholly-owned Subsidiaries has the right to receive (x) carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing, (y) investment management fees, asset management fees, commitment-based fees, transaction fees or similar fees not based on performance (or fees payable in lieu thereof) or (z) other distributions or payments (including guaranteed payments or other similar distributions or payments but excluding distributions or redemption payments made to Third Party LPs in the ordinary course in respect of their interests in such investment vehicle) from such investment vehicle, whether or not such payments arise as a result of or are due and payable pursuant to (i) ownership of a membership interest, partnership interest or other equity interest, (ii) an employment or consulting agreement or arrangement or (iii) a contract, revenue sharing agreement, participation or other agreement and (2) with respect to the definitions of Asset Sales, Committed Cash, Net Accrued Unrecognized Incentive, Subsidiary, Sections 6(c), 9(c), 9(d), 9(h), 10(d) and 10(e) and Schedules B and C, has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Oz Manager Entity” has the meaning assigned to it in Section 9(h)(i) hereof.

“Oz Parties” has the meaning assigned to it in Section 9(c) hereof.

“OZ Subsidiary” has the meaning assigned to it in the Senior Credit Facility.

“Parity Units” means (a) any equity securities in the Partnership (or any debt or other securities convertible into equity securities of the Partnership) that the Partnership may authorize or issue, the terms of which expressly provide that such securities shall rank equally with, or senior to, the Class A Preferred Units with respect to the payment of distributions on such interests and distributions upon the occurrence of a Liquidation Event relating to the Partnership and (b) for purposes of Section 9(a) only, any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership).

“Partnership” has the meaning assigned to it in the recitals hereof.

“Partnership Interests” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Permitted Activities” means (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the businesses conducted by the Company, the Operating Partnerships or their Affiliates as of the Issuance Date, and (iii) such other lines of business as may be consented to by the Holders’ Committee, in each of clauses (i), (ii) and (iii) only to the extent conducted by any of the Operating Partnerships and, subject to compliance with Section 3(b)(ii), an Operating Group Entity.

“Permitted Dividends” means dividends or distributions made by the Company on its Class A Shares, and, without duplication, the Operating Partnerships to fund such dividends or distributions, annually in an aggregate amount equal to not less than 20% of the Company’s annual Distributable Earnings or more than 30% of Distributable Earnings; provided, that, if the minimum amount of dividends or distributions eligible to be made hereunder would be $1.00 or less per Class A Share, then up to $1.00 per Class A Share (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date).

“Permitted RSU Settlements” means the amount of any cash paid in connection with the normal course settlement for up to 2 million restricted stock units issued by the Company or the Operating Partnerships (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date); provided that the amount of cash paid per restricted stock unit shall not exceed 50% of the value of such restricted stock unit.

“Permitted Stock Buybacks” means the repurchase by the Company of its Class A Shares, and, without duplication, any distributions, dividends or repurchases of units made by the Operating Partnerships to fund such repurchases, with proceeds from the Discretionary Basket in an amount not to exceed $25 million in the aggregate (including any amounts in respect of any Excess RSU Settlements).

“Preceding Year” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Preferred Distributions” has the meaning assigned to it in Section 3(a) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, equity interests.

“Qualifying Risk Retention Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Quarterly Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Redemption Discount Percentage” means, with respect to redemptions occurring during the periods specified below, the following percentages:

(i) subject to clause (iii) hereof, 75% with respect to redemptions occurring during the period commencing on the Issuance Date and ending on March 31, 2021;

(ii) subject to clause (iii) hereof, 90% with respect to redemptions occurring during the period commencing on April 1, 2021 and ending on the day immediately prior to the Exchange Date; and

(iii) 100% with respect to redemptions occurring on or after the Exchange Date or the occurrence of a Discount Termination Event.

“Related Party” means, with respect to any Person, (i) any Person that is the spouse (including a surviving spouse) or another immediate family member of such Person, (ii) the estate and lawful heirs of such Person or (iii) any trust, family partnership, foundation, family limited liability company or other estate planning vehicle for which such Person acts as a trustee or beneficiary, provided that the investment decisions relating to any equity interests of the Operating Partnerships held by such trusts or other entities are controlled directly or indirectly by such Person.

“Reserve Period” has the meaning assigned to it in Section 6(c) hereof.

“Restricted Activities” has the meaning assigned to it in Section 6(c) hereof.

“Revolving Commitments” has the meaning assigned to it in the Senior Credit Facility.

“Risk Retention Interests” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“ROFR Notice” has the meaning assigned to it in Section 14 hereof.

“Seller” has the meaning assigned to it in Section 14 hereof.

“Senior Credit Facility” means that certain Credit and Guaranty Agreement, dated as of April 10, 2018, as amended by Amendment No. 1, dated as of February 7, 2019, among OZ Management LP, as borrower, the other Operating Partnerships, as guarantors, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Credit Facility, (i) such defined terms shall have the respective meanings set forth in the Senior Credit Facility as in effect as of the Issuance Date and (ii) references to the “Borrower” shall mean the Partnership and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Credit Facility Repayment” has the meaning assigned to it in Section 6(a)(i) hereof.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019, among the Operating Partnerships, as borrowers and guarantors, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto, as amended, restated, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Subordinated Loan Agreement, references to “Advisors II” shall mean the Partnership, references to a “Borrower” shall include the Partnership in its capacity as a borrower unless such defined term refers solely to a borrower other than the Partnership, or to a class of loans to a different borrower, and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Subordinated Loans” means the “Initial Loans” and the “Incremental Loans”, each as defined in the Senior Subordinated Loan Agreement.

“Specified Funds” means the funds identified in writing and delivered to the Holders’ Committee on the Issuance Date.

“Step Up Date” means February 19, 2020.

“Subsidiary” of a Person means any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person. A Subsidiary of the Company, its direct Subsidiaries or an Operating Group Entity does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries.

“Tax Receivable Agreement” means that certain Amended and Restated Tax Receivable Agreement by and among inter alia the Company, Oz Holding Corp., Oz Holding LLC, and the Operating Partnerships, dated as of January 12, 2009, as amended, modified or supplemented from time to time.

“Third Party Buyer” has the meaning assigned to it in Section 14 hereof.

“Total Cash” means, as of the end of each fiscal quarter of the Company, the sum of all Cash and Cash Equivalents of the Company and its Subsidiaries.

“Transfer” means any direct, indirect or synthetic transfer, sale, assignment, pledge, conveyance, hypothecation or other encumbrance or disposition.

“Transition Date” has the meaning assigned to it in the Governance Agreement.

“Unit Designation” has the meaning assigned to it in the recitals hereof.

“Unit Price” means $97.80, subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Preferred Units after the Issuance Date.

“Year End Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

3. Distributions; Allocations.

(a) Annual Distributions. Each holder of Class A Preferred Units shall be entitled to receive, when, as and if declared by the General Partner in its sole discretion out of funds legally available therefor, cumulative cash distributions (“Preferred Distributions”) on each Class A Preferred Unit calculated based on the Liquidation Preference of such Class A Preferred Unit at a rate per annum equal to the Distribution Rate (taking into account the different Distribution Rates that may apply during each Distribution Period in accordance with the definition of Distribution Rate or Section 6(b) below), with such Preferred Distributions accruing from, and including, the earlier of (i) the Step Up Date and (ii) if applicable, the 31st day following the consummation of a Change of Control Event; provided, however, that the amount of the Preferred Distributions actually paid shall not exceed the sum of the cumulative Net Income and items of income and gain allocated to such holder pursuant to Section 3(d). Any Preferred Distributions that have been declared in accordance with the foregoing sentence shall, unless waived by the Holders’ Committee, be payable in arrears on the 27th day of February of each applicable year (each, a “Distribution Payment Date”) to the holders of record as they appear in the books and records of the Partnership for the Class A Preferred Units at the close of business on the 15th day of February; provided, that (i) if any Distribution Payment Date is not a Business Day, then the Preferred Distribution which would otherwise have been payable on that Distribution Payment Date may be paid on the next succeeding Business Day and (ii) accumulated and unpaid Preferred Distributions for any prior Distribution Period may be paid at any time. Any Preferred Distribution payable on the Class A Preferred Units, including distributions payable for any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding anything to the contrary contained herein, Preferred Distributions will accumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of those Preferred Distributions and whether or not those Preferred Distributions are declared. In the event that any Preferred Distributions or other payments on the Class A Preferred Units are in arrears, or, are otherwise not payable as a result of the proviso in the first sentence of this Section 3(a), such amounts shall accrue and accumulate at the Distribution Rate. Holders of the Class A Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in this Section 3(a). Any Preferred Distributions made on the Class A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Class A Preferred Units.

(b) Funding of Distributions on Operating Group Class A Preferred Units.

(i) Distributions on Junior Units and Parity Units. Except as provided in Section 3(c) hereof, unless full cumulative distributions on all of the Operating Group Class A Preferred Units have been or contemporaneously are declared and paid in respect of all past Distribution Periods as provided in the corresponding terms of all Operating Group Class A Preferred Units, (i) no distributions shall be declared or paid or set apart for payment upon Junior Units or Parity Units by the Partnership, other than Tax Distributions, Permitted Dividends, distributions payable in Common Units or Deferred Cash Interests, payments or distributions required under a Partner Agreement, or distributions payable in Units of any series of preferred Units that the Partnership may issue ranking junior to the Class A Preferred Units as to distributions and upon liquidation, and (ii) no Junior Units or Parity Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion or exchange for other Units of the Partnership that rank junior to the Class A Preferred Units as to distributions and upon liquidation or for shares of the Company (or the cash value thereof) in accordance with the Exchange Agreement or the Limited Partnership Agreement); provided, however, that the foregoing shall not prevent Expense Amount Distributions in accordance with the Expense Allocation Agreement, distributions or payments pursuant to the terms of any restricted share units of the Company, or required to facilitate exchanges of Common Units permitted under the Exchange Agreement, any Permitted Stock Buybacks, the redemption or repurchase of any Operating Group Class A Preferred Units and distributions or transactions necessary to make any payment when due under the Senior Credit Facility or the Senior Subordinated Loan Agreement or when due on any financing or other contractual arrangement (including, without limitation, the Limited Partnership Agreement or any Partner Agreement) in effect on the Issuance Date, or to which the Holders’ Committee has consented.

(ii) Inter-Entity Loans. If one of the other Operating Partnerships does not have legally available funds to pay in full all distributions or redemption payments required to be paid to the holders of the Operating Group Class A Preferred Units issued by such other Operating Partnership pursuant to their terms, the Partnership hereby agrees that it will lend or otherwise make available to such other Operating Partnership adequate funds in order to enable it to make the required distributions or redemption payments in full, provided that the Partnership has legally available funds to make such loans or otherwise make such funds available after giving effect to any required distributions or redemption payments that the Partnership is required to make under the terms of the Preferred Units. The Company and the Partnership agree that it is the intention of the Company and the Partnership that all Operating Group Entities (whether existing as of the Issuance Date or formed as of a later date) shall support the Partnership’s obligations in respect of the Operating Group Class A Preferred Units. In furtherance of the foregoing, the Company and the Partnership agree that, if a Subsidiary of the Company or any of its Subsidiaries or the Operating Partnerships or any of their Subsidiaries (an “Operating Group Entity”), in each case, other than OZ Funds (as defined in the Senior Credit Facility) and OZ CLOs and their respective Subsidiaries, is formed for the purpose of engaging in one or more Permitted Activities, the Company and the Partnership shall cause such new Operating Group Entity to (i) expressly agree to the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder (including those obligations and liabilities described in Section 3(b), Section 3(c) and Section 6) (as agreed in good faith by the Company and the Holders’ Committee), and (ii) to the extent requested by the Holders’ Committee, agree to lend or otherwise make available to the Partnership adequate funds to make any required distributions or redemption payments in full that the Partnership is required to make under the terms of the Preferred Units in the event that the Partnership does not have legally available funds to make such distributions or redemption payments, provided that such new Operating Group Entity has legally available funds to make such loans or otherwise make such funds available. Concurrently with the formation and the commencement of operations of such Operating Group Entity, the Company shall deliver a certificate to the Holders’ Committee certifying as to its compliance with the provisions of this Section 3(b)(ii).

(c) Distributions on Preferred Units of Equal Rank. When distributions are not paid in full upon the Class A Preferred Units and the Units of any other series of preferred Units that rank on a parity as to distributions with the Class A Preferred Units, all distributions declared upon the Class A Preferred Units and any other series of preferred Units that the Partnership may issue that rank on a parity as to distributions with the Class A Preferred Units shall be declared pro rata so that the amount of distributions declared per Class A Preferred Unit and per Unit of such other series of preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Class A Preferred Unit and accumulated or accrued distributions per Unit of such other series of preferred Units (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such other series of preferred Units is non-cumulative) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Class A Preferred Units which may be in arrears.

(d) Allocations. After giving effect to the special allocations set forth in Section 6.1(d) of the Limited Partnership Agreement, and subject to Section 5.2 thereof, Net Income and Net Loss for each taxable year (and items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss) shall be allocated in a manner such that the Capital Account of each holder of Class A Preferred Units attributable to ownership of Class A Preferred Units is, as nearly as possible, equal to (i) the distributions that would be made with respect to such Class A Preferred Units if the Partnership were dissolved, its affairs wound up and its assets sold for their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners, without regard to any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) reduced by an amount equal to the discount applied to any Class A Preferred Units that were redeemed during the applicable period minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

4. Liquidation Value.

(a) In the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary (a “Liquidation Event”), after payment or provision for the liabilities of the Partnership (including the expenses of such event) and the satisfaction of any claims ranking senior to the Class A Preferred Units, the holders of the Class A Preferred Units shall be entitled to receive, out of the assets of the Partnership or proceeds thereof available for distribution to unit holders, prior to, and in preference to, any payment or distribution of any assets of the Partnership to the holders of any Junior Units, an amount equal to the Liquidation Preference per Class A Preferred Unit plus all accumulated but unpaid Preferred Distributions, taking into account any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) (collectively, the “Liquidation Value”). If the assets of the Partnership available for distribution in respect of Class A Preferred Units are less than the aggregate Liquidation Value of all outstanding Class A Preferred Units, such distributions shall be made to the holders of the Class A Preferred Units pro rata, based on the aggregate Liquidation Value to which each holder of Class A Preferred Units is entitled pursuant to this Section 4(a). The foregoing shall not affect any rights which holders of Class A Preferred Units may have to monetary damages.

(b) Upon a Liquidation Event, after each holder of Class A Preferred Units receives a payment equal to the Liquidation Value of its Class A Preferred Units, such holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c) If the assets of the Partnership available for distribution upon a Liquidation Event are insufficient to pay in full the aggregate amount payable to the holders of all Class A Preferred Units and the holders of any other outstanding Parity Units that rank equally with the Class A Preferred Units, such assets shall be distributed to the holders of the Class A Preferred Units and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Unitholder is entitled pursuant to this Section 4.

(d) Nothing in this Section 4 shall be understood to entitle the holders of Class A Preferred Units to be paid any amount upon the occurrence of a Liquidation Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Liquidation Event, senior to the Class A Preferred Units have been paid all amounts to which such classes or series of Units are entitled.

(e) Neither the sale, conveyance, exchange or transfer, for cash, Units, securities or other consideration, of all or substantially all of the Partnership’s property or assets nor the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership shall be deemed to be a Liquidation Event, notwithstanding that for other purposes such an event may constitute a liquidation, dissolution or winding up; provided, that in the event of any such sale, conveyance, exchange, transfer, consolidation, merger, amalgamation or similar transaction (which shall include any Change of Control Event), the successor or acquiring Person (if other than the Partnership) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as agreed in good faith by the General Partner and the Holders’ Committee). In addition, notwithstanding anything to the contrary in this Section 4, no payment will be made to the holders of Class A Preferred Units pursuant to this Section 4: solely (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any Subsidiary of the Partnership or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to convert, merge or convey its assets to another limited liability entity with or without Limited Partner approval or (ii) if the Partnership engages in a reorganization or other transaction in which a successor to the Partnership issues equity securities to the holders of Class A Preferred Units that have voting powers, rights and preferences that are substantially similar to the voting powers, rights and preferences of the Class A Preferred Units pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to do so without Limited Partner approval, in each case of clauses (i) and (ii), so long as the Partnership (or any successor thereof, as applicable) owns substantially the same assets and liabilities as the Partnership immediately prior to such liquidation, dissolution, winding up or other transaction.

5. Optional Redemption.

(a) At any time following the Issuance Date, subject to any limitations imposed by law, the Partnership may, in the General Partner’s sole discretion, redeem the outstanding Class A Preferred Units, in whole or in part, at a redemption price per Class A Preferred Unit equal to the product of the Redemption Discount Percentage and the Liquidation Value per Class A Preferred Unit as of the redemption date. If less than all of the Class A Preferred Units are to be redeemed, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit.

(b) In the event the Partnership shall redeem any or all of the Class A Preferred Units pursuant to Section 5(a) above, the Partnership shall, subject to clause (ii) below, give notice of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder is to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed. Once notice has been given as provided in this Section 5(b), so long as (i) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (ii) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 5(b), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) The holders of Class A Preferred Units shall have no right to require redemption of any Class A Preferred Units, except as provided in Section 6 below.

6. Mandatory Redemption; Discretionary Basket.

(a) Certain Mandatory Redemption Events.

(i) During the Distribution Holiday and commencing with the fiscal quarter ended December 31, 2018, subject to clause (c) below, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company (each, a “Mandatory Redemption Trigger Date”), (x) the Company and the Operating Partnerships shall use all Economic Income with respect to such fiscal quarter and, (y) in the fourth quarter of each fiscal year only, an amount equal to the excess of the Free Cash Balance as of December 31 of the applicable fiscal year over the Minimum Free Cash Balance, if any in the case of this clause (y) irrespective of the amount of Economic Income with respect to such fiscal quarter (provided that such amounts shall be calculated without duplication with respect to the amount of any Designated Proceeds required to be applied pursuant to clause 6(a)(ii) below) to (A) repay Obligations under the Senior Credit Facility until all such Obligations are repaid in full and the Senior Credit Facility is no longer in effect (such repayment, the “Senior Credit Facility Repayment”); provided that, for the avoidance of doubt, any such repayment that is a prepayment of principal in respect of Revolving Loans (under the Senior Credit Facility) shall be accompanied by a concurrent permanent reduction and termination of Revolving Commitments and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). The Company and the Operating Partnership shall be obligated to make any repayments or redemptions required by this Section 6(a)(i) only to the extent that after giving effect to such repayment or redemption the Free Cash Balance of the Company and its Subsidiaries, taken as a whole, shall equal at least the Minimum Free Cash Balance.

(ii) Subject to clause (c) below, no later than (A) the 6th day following the receipt of any Asset Sale Designated Proceeds or (B) than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company with respect to any Net Accrued Unrecognized Incentive that represents Designated Proceeds, the Company and the Operating Partnerships shall use such Designated Proceeds to (A) effect all or a portion of the Senior Credit Facility Repayment and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). To the extent any of the Designated Proceeds are used to effect any portion of the Senior Credit Facility Repayment pursuant to clause (A) of the foregoing sentence (such portion, the “AUI Amount”), then, following the Senior Credit Facility Repayment, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the fiscal quarter of the Company in which the Senior Credit Facility Repayment occurs and each fiscal quarter thereafter, the Company and the Operating Partnerships shall, deliver a Mandatory Redemption Notice and use proceeds received in cash and realized from Accrued Unrecognized Incentive (net of compensation paid to the extent such compensation is consistent with the compensation allocations described on Schedule C) (other than the Designated Accrued Unrecognized Incentive) in an amount equal to the AUI Amount to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 6(a) are not subject to the Minimum Free Cash Balance.

(iii) From and after March 31, 2022 and so long as the Senior Credit Facility Repayment shall have occurred, if the sum of (I) the aggregate amounts which were distributed in respect of their equity interests in the Partnership (collectively, “Partnership Interests”) by the Partnership (other than Tax Distributions, distributions in respect of Class C Non-Equity Interests or distributions payable in Common Units or Deferred Cash Interests) in respect of the immediately preceding fiscal year (the “Preceding Year”), or which were utilized by the Partnership to repurchase Partnership Interests (other than Operating Group Class A Preferred Units) during such Preceding Year, or were available for such uses (but not so used) and (II) the corresponding amounts that were distributed or used for repurchases (or were available but not used for such purposes) by the other Operating Partnerships during such Preceding Year were in excess of $100 million (“Excess Distributable Earnings”), then an amount equal to 20% of such Excess Distributable Earnings shall be used by the Operating Partnerships to redeem Operating Group Class A Preferred Units in accordance with this Section 6(a).

(iv) Each Class A Preferred Unit to be redeemed pursuant to this Section 6(a) shall be redeemed for an amount equal to the product of the Redemption Discount Percentage and the Liquidation Value of such Class A Preferred Unit as of the relevant redemption date. If less than all of the Operating Group Class A Preferred Units are to be redeemed on any redemption date, to the extent possible, the Operating Partnerships will redeem their Operating Group Class A Preferred Units pro rata, based on the aggregate amount that would be required to redeem all then outstanding Operating Group Class A Preferred Units in each Operating Partnership. If less than all of the Class A Preferred Units are to be redeemed on any redemption date, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit. For the avoidance of doubt, the Company and the Operating Partnerships shall not be required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units with any cash used or reserved by the Company pursuant to Section 6(c)(i) or Section 6(c)(ii).

(v) To the extent the Partnership is required to make a mandatory redemption pursuant to this Section 6(a), the Partnership shall give notice (each, a “Mandatory Redemption Notice”) of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption (such notice date, the “Mandatory Redemption Notice Date”) and shall, subject to clause (y) below, redeem the Class A Preferred Units on a date to be determined by the General Partner that is not more than 60 days or less than 10 days after the Mandatory Redemption Notice Date. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder are to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem at the time set forth herein. Once notice has been given as provided in this Section 6(a)(v), so long as funds (x) sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Sections 6(a)(i) and (ii) hereof and (2) 30 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Section 6(a)(iii), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(vi) In the event that the Oz Parties or any of their Subsidiaries are prohibited from using any Designated Proceeds to redeem any of the Operating Group Class A Preferred Units under this Section 6 at a time when such Designated Proceeds are required to be applied to redeem the Operating Group Class A Preferred Units, then such Designated Proceeds shall be subject to the escrow requirements set forth in the Governance Agreement, and to the extent so applied, the Oz Parties shall be deemed to have complied with the requirements hereunder with respect to such Designated Proceeds.

(b) Mandatory Redemption Upon Change of Control Event.

(i) If a Change of Control Event occurs, the Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) (a “Mandatory Change of Control Redemption”); provided, however, that such Mandatory Change of Control Redemption shall not occur prior to the earlier of (x) the date that is 20 days following the Change of Control Event and (y) the date on which the repayment in full of all Obligations under the Senior Credit Facility and the termination of all Commitments thereunder has occurred (the “Mandatory Change of Control Trigger Date”). From and after the date that is 31 days following the consummation of a Change of Control Event until the Mandatory Change of Control Redemption has been consummated, the Distribution Rate payable by the Partnership on the Class A Preferred Units shall increase by 7.0% per annum for all periods set forth in the definition of Distribution Rate.

(ii) The Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) at a redemption price per Class A Preferred Unit equal to the Liquidation Value per Class A Preferred Unit as of the redemption date.

(iii) In the event the Partnership is required to effect a Mandatory Change of Control Redemption, the Partnership shall, subject to clause (y) below, give notice of any such Mandatory Change of Control Redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such Mandatory Change of Control Redemption. Such notice shall state: (A) the redemption date, which shall be no earlier than the Mandatory Change of Control Trigger Date and no later than 10 days following the Mandatory Change of Control Trigger Date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the Mandatory Change of Control Redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem the Class A Preferred Units no later than 10 days following the Mandatory Change of Control Trigger Date. Once notice has been given as provided in this Section 6(b)(iii), so long as (x) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption no later than 10 days following the Mandatory Change of Control Trigger Date, from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) Discretionary Basket.

(i) Notwithstanding anything in this Section 6 to the contrary, the Company and the Operating Group Entities shall be permitted to (x) use up to $50 million (the “Discretionary Basket”) in the aggregate or (y) in respect of any fiscal year to the extent the Discretionary Basket has not been used in full, reserve as part of the Discretionary Basket during such fiscal year (the “Reserve Period”) up to $17 million in the aggregate but not to exceed the amount then remaining in the Discretionary Basket (such reserved funds, the “Discretionary Reserve

Funds”), to (i) fund new firm investments or new firm products or (ii) for Permitted Stock Buybacks (including any amounts in respect of Excess RSU Settlements) (collectively, the “Restricted Activities”) and the Company and the Operating Group Entities shall have no obligation to use the Discretionary Basket to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6. The Discretionary Basket shall also not be subject to the Distribution Holiday. If any Discretionary Reserved Funds are not used as part of the Discretionary Basket during the Reserve Period, such Discretionary Reserved Funds shall cease to be reserved for purposes of the Discretionary Basket. The General Partner shall as soon as reasonably practicable notify the Holders’ Committee in writing with respect to the existence and subsequent use of any Discretionary Reserve Funds. For the avoidance of doubt, other than Excess RSU Settlements, the Company and Operating Partnerships shall not use the Discretionary Basket to fund new compensation arrangements for employees.

(ii) For so long as the Company and the Operating Partnership are required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units pursuant to this Section 6, the Company and the Operating Group Entities shall only engage in the Restricted Activities or any other activities related to the strategic expansion of the Company and the Operating Group Entities using funds from the Discretionary Basket and the Company and the Operating Group Entities shall not use any other funds with respect to such activities; provided, that, notwithstanding the foregoing, the following activities shall be permitted and may be funded outside the Discretionary Basket, and amounts used in connection therewith shall not be required to be applied to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6:

(A) investments in Risk Retention Interests with respect to OZ CLOs in an amount not to exceed $7 million in any 12 month period, net of third-party financing or funding incurred in connection therewith;

(B) other investments in OZ CLOs (including warehouse vehicles) in the ordinary course and related investments made in connection with originating or refinancing OZ CLOs in the ordinary course including in connection with resets, re-pricings, redemptions and other OZ CLO life cycle events;

(C) funding of any unfunded capital commitments existing as of the Issuance Date by the Company and the Operating Partnerships to any OZ Funds (excluding OZ CLOs); and

(D) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnerships in Och-Ziff products as of the Issuance Date in new Och-Ziff products.

7. Exchange at the Option of the Holder

(a) If any Class A Preferred Units remain outstanding on the Exchange Date, a holder of Class A Preferred Units may, in such holder’s sole discretion, exchange its Class A Preferred Units (the “Loan Exchange Option”), in whole or in part, into Advisors II Incremental

Loans in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged, automatically and without any consent or other action of the Partnership. Any such Advisors II Incremental Loans will have terms and conditions identical to those of Advisors II Initial Loans in all respects and will be Loans (as defined in the Senior Subordinated Loan Agreement) for all purposes under the Senior Subordinated Loan Agreement. To the extent the Loan Exchange Option is exercised the holder will automatically be deemed to have exercised such option with respect to all Operating Group Class A Preferred Units issued by the Operating Partnerships and then held by such holder.

(b) In order to exercise the Loan Exchange Option under Section 7(a), a holder must, no later than ten (10) days prior to the Exchange Date, (i) deliver to the Partnership a notice substantially in the form of Exhibit A hereto (an “Exchange Notice”) indicating its exercise of the Loan Exchange Option, and (ii) surrender the Class A Preferred Units to be exchanged to the Partnership. The Partnership shall deliver a notice to each holder of Class A Preferred Units informing such holders of the Exchange Date and Exchange Notice deadline no later than thirty (30) days prior to the Exchange Date.

(c) In the event of an exchange under this Section 7 and in accordance with the applicable provisions of the Senior Subordinated Loan Agreement, the Partnership shall, on the Exchange Date, be deemed to have incurred Advisors II Incremental Loans from each holder of Class A Preferred Units being exchanged on the Exchange Date in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged on the Exchange Date, in exchange for the Class A Preferred Units. If a holder exercises its Loan Exchange Option, effective immediately prior to the close of business on the Exchange Date, dividends shall no longer accrue on the Class A Preferred Units to be converted and such Class A Preferred Units shall cease to be outstanding.

8. Refinancing or Other Redemption Trigger Events. As of any Business Day from and after the Issuance Date, so long as the Senior Credit Facility Repayment shall have occurred, if the average closing price of the Class A Shares of the Company on the New York Stock Exchange for the previous 20 trading days exceeds $150.00 (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date), the General Partner agrees to use its reasonable best efforts to redeem all of the outstanding Class A Preferred Units pursuant to Section 5 above as promptly as practicable; provided, that, if such event occurs prior to the maturity date of the Senior Credit Facility and if all Obligations under the Senior Credit Facility have not been prepaid in accordance with the terms thereof, the General Partner shall redeem the maximum number of Class A Preferred Units permitted under the Senior Credit Facility (including by using all available baskets under the restricted payments covenants), use its reasonable best efforts to obtain the consent of the lenders under the Senior Credit Facility to redeem the remaining Class A Preferred Units, if any, and, if consent is required from lenders under any other bona fide debt financings of the Company at the time, the consent of such other lenders to effect such redemption as promptly as practicable, it being understood that no such redemption shall occur absent such consent to the extent such consent is required. The procedures for the redemption of Class A Preferred Units in Section 6(a) shall apply mutatis mutandis to the redemption of Class A Preferred Units pursuant to this Section 8.

9. Parity Units; Consents; Non-Circumvention; Certain Restrictions.

(a) The Partnership shall not create or issue any Parity Units without the prior written consent of the Holders’ Committee and the Partnership shall not, and shall cause each of its Subsidiaries not to, amend, modify or otherwise cause any of its equity securities (or any debt or other securities convertible into equity securities of the Partnership or its Subsidiaries) to become Parity Units without the prior written consent of the Holders’ Committee, other than (i) Parity Units issued to the Partnership or any of its wholly-owned Subsidiaries or (ii) subject to Sections 10(d) and (e), Parity Units issued by Subsidiaries of the Partnership to the extent required to satisfy, upon consultation with the Company’s outside counsel, any regulatory or other legal requirements. The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, refinance, refund, replace, renew, restate, amend and restate, amend, supplement or otherwise modify the Senior Credit Facility without the prior written consent of the Holders’ Committee; provided that the foregoing shall not prohibit the amendment of the Senior Credit Facility pursuant to Section 2.14(a)(ii) of the Senior Credit Facility or Section 10 of the Senior Amendment (as defined in the Senior Subordinated Loan Agreement). The Holders’ Committee has provided its prior written consent to the Company’s entry into the Senior Credit Facility based on the terms thereof, as in effect on the Issuance Date.

(b) The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, engage in any line of business or activity other than Permitted Activities, in each case, subject to the Company and the Partnership’s compliance with Section 3(b)(ii) hereof. The Partnership shall not by any action or inaction, including, without limitation, amending its Limited Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Unit Designation. Notwithstanding anything herein to the contrary, so long as the Senior Credit Facility or Senior Subordinated Loan Agreement is in effect, this Unit Designation shall not restrict the ability of any OZ Subsidiary to (i) pay dividends or make any other distributions on any such OZ Subsidiary’s equity interests owned by any Credit Party or any OZ Subsidiary, (ii) repay or prepay any Indebtedness owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (iii) make loans or advances to any Credit Party or any OZ Subsidiary or (iv) transfer, lease or license any of its material property or assets to any Credit Party.

(c) Without the prior written consent of the Holders’ Committee, the Company and the Operating Partnerships (the “Oz Parties”) shall not, nor shall it permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) Indebtedness existing on the Closing Date and listed on Schedule 6.01 of the Senior Subordinated Loan Agreement;

(ii) Indebtedness of (A) any Oz Party to any other Oz Party or any wholly-owned Subsidiary of an Oz Party, and (B) any wholly-owned Subsidiary of an Oz Party to any Oz Party or any other wholly-owned Subsidiary of an Oz Party;

(iii) current liabilities of the Oz Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (A) the borrowing of money or (B) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iv) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies;

(v) Indebtedness in respect of judgments or awards in litigation or arbitration only to the extent, for the period and for an amount not resulting in a Discount Termination Event;

(vi) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vii) Indebtedness in the form of either a direct obligation of an Oz Party or their respective Subsidiaries or in the form of a guaranty by an Oz Party or their respective Subsidiaries, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a fund;

(viii) Indebtedness incurred by an Oz Party or their respective Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations (excluding guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Oz Party or Subsidiary, as applicable, pursuant to such agreements);

(ix) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (A) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (B) stored value cards, and (C) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xi) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of an Oz Party or their respective Subsidiaries, as applicable;

(xii) Indebtedness of any person (excluding guaranties of obligations of unaffiliated third parties) that becomes a Subsidiary of an Oz Party after the Issuance Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (A) such Indebtedness exists at the time such person becomes a Subsidiary of an Oz Party and is not created in contemplation of or in connection with such person becoming a Subsidiary of an Oz Party; (B) such person becoming a Subsidiary of an Oz Party is permitted under this Unit Designation; and (C) such Indebtedness is non-recourse to the Oz Parties or any of their other respective Subsidiaries;

(xiii) Indebtedness of any Oz Party or their respective Subsidiaries incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations (as defined in the Senior Subordinated Loan Agreement) in an aggregate principal amount not to exceed at any time $25,000,000, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(xiv) Indebtedness incurred in connection with a Permitted Securitization (as defined in the Senior Subordinated Loan Agreement); provided, that recourse to the Oz Parties and their respective Subsidiaries shall be limited to (A) the assets and rights of, and Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries or (B) Unsecured Indebtedness of $50,000,000 in the aggregate with respect to recourse to Oz Parties or their respective Subsidiaries that are Non-SPVS (as defined in the Senior Subordinated Loan Agreement);

(xv) security deposits and obligations under letters of credit and letters of guaranty supporting leases and other contractual obligations of any Oz Party or any of their respective Subsidiaries, in each case entered into in the ordinary course of business;

(xvi) Indebtedness of the Oz Parties or any of their respective Subsidiaries in the nature of any contingent obligations of any Oz Party or any of their respective Subsidiaries (i) to issue, make or apply the proceeds of any capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund or any of their respective subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such persons or (ii) in respect of a pledge of such Oz Party’s or such Subsidiary’s Equity Interests in any OZ Fund or any of their respective subsidiaries for the purpose of securing Indebtedness of such OZ Fund or any of their respective subsidiaries, either now existing or newly created;

(xvii) obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements in the ordinary course of the Oz Parties or their respective Subsidiaries cash management practices, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(xviii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xix) Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business;

(xx) (A) Indebtedness of Qualifying Risk Retention Subsidiaries that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Qualified Risk Retention Subsidiaries) incurred to finance the purchase or holding of Risk Retention Interests (but excluding any guarantees made by any Qualifying Risk Retention Subsidiary) and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary or OZ Fund to secure Indebtedness permitted under clause (xx)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxi) (A) Indebtedness of Alternate Investment Subsidiaries (but excluding any guaranties by Alternate Investment Subsidiaries of Indebtedness of other Persons) that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Alternate Investment Subsidiaries) incurred to finance the purchase or holding of AIS Investments (as defined in the Senior Subordinated Loan Agreement) constituting side-by-side investments in OZ Funds or other investment vehicles that, in each case, (I) are primarily managed for the account of third parties and (II) except in the case of investments in warehouse facilities, ramp-up vehicles or similar arrangements in the ordinary course of business (which, in the case of AIS Investments in warehouse facilities, ramp-up vehicles or similar arrangements in OZ Funds that do not constitute OZ CLOs (as defined in the Senior Subordinated Loan Agreement) (“Non-CLO AIS Investments”), Indebtedness of Alternate Investment Subsidiaries in respect of such Non-CLO AIS Investments shall be limited to $50,000,000 outstanding at any time that third party investments in such Non-CLO AIS Investment are not otherwise compliant with this clause (II)), the aggregate amount invested by Alternate Investment Subsidiaries in any particular OZ Fund or investment vehicle does not exceed 10% of the aggregate amount invested by all parties in such OZ Fund or investment vehicle, taking into account all investments in such OZ Fund or investment vehicle and after giving effect to all third-party investments and the funding of all third-party commitments, and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Alternate Investment Subsidiary, OZ Fund or other investment vehicle to secure Indebtedness permitted under clause (xxi)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxii) guaranties by any Oz Party, or guaranties by any of their respective Subsidiaries of Indebtedness of any other Subsidiary that is not an Oz Party, in each case with respect to Indebtedness permitted under clauses (i) through (xi), (xiii), (xv) through (xix) and (xxiii) of this Section 9(c); and

(xxiii) (A) Indebtedness incurred in respect of the Senior Secured Credit Facility (including all Obligations) and the Senior Subordinated Loan Agreement (including all “Obligations” as defined therein), and (B) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(d) Without the prior written consent of the Holders’ Committee, no Oz Party shall, nor shall it permit any of their respective Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Oz Party or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(i) any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Oz Party or any their respective Subsidiaries or existing on any property or asset of any person that becomes an Oz Party or a Subsidiary of an Oz Party after the Issuance Date prior to the time such person becomes an Oz Party or a Subsidiary of an Oz Party; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming an Oz Party or a Subsidiary of an Oz Party, as the case may be, and (B) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes an Oz Party or a Subsidiary of an Oz Party, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof;

(ii) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted;

(iii) statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the United States Internal Revenue Code of 1986, as amended from time to time, or by the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto), and deposits securing letters of credit supporting such obligations, in each case (A) for amounts not yet overdue or (B) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(v) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Oz Party or any of their respective Subsidiaries;

(vi) any interest or title of a lessor or sublessor under any lease of real estate entered into in the ordinary course of business and purported Liens evidenced by the filing of any precautionary Uniform Commercial Code (“UCC”) financing statement relating solely to such lease;

(vii) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting a Discount Termination Event pursuant to clause (iv) of such definition;

(viii) Liens solely on any cash earnest money deposits made by any Oz Party or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement entered into in the ordinary course of business;

(ix) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xii) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Oz Party or any of their respective Subsidiaries, in each case in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Oz Party or such Subsidiary;

(xiii) Liens on property, plant and equipment of any Oz Party or any of their respective Subsidiaries acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (xiii) of Section 9(c) to finance Capital Leases (as defined in the Senior Subordinated Loan Agreement) and the acquisition, construction, development or improvement of such assets); provided that (A) such Liens secure Indebtedness permitted by clause (xiii) of Section 9(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (D) such Liens shall not apply to any other property or assets of the Oz Parties or any of their respective Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of an Oz Party or their respective Subsidiaries that also secure Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 9(d)(xiii) or Section 9(d)(i);

(xiv) Liens granted by any Oz Party or any of their respective Subsidiaries that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund in the ordinary course of business or consistent with past or industry practices (i) securing Indebtedness of such OZ Fund or any of their respective subsidiaries on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such OZ Fund or such subsidiary or (ii) on the Equity Interests of any OZ Fund or any of their respective subsidiaries to secure Indebtedness of such OZ Fund or any of their respective subsidiaries (or a permitted guaranty thereof);

(xv) Liens and deposits (A) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 9(c) or (B) securing payments of contractual obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(xvi) Liens deemed to exist in connection with repurchase agreements in the ordinary course of the Operating Partnerships’ or their respective Subsidiaries’ cash management practices (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(xvii) Liens that are contractual rights of set-off (A) relating to pooled deposit or sweep accounts of any Oz Party or any of their respective Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Oz Parties and their respective Subsidiaries or (B) relating to purchase orders and other agreements entered into with customers of any Oz Party or their respective Subsidiaries in the ordinary course of business;

(xviii) (A) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (B) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (1) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (2) stored value cards, and (3) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xix) Liens on (A) insurance policies and the proceeds thereof or (B) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 9(c)(xviii);

(xx) Liens arising in the ordinary course of business consistent with past or industry practice not otherwise permitted by this Section 9(d) securing obligations other than Indebtedness for borrowed money in an aggregate amount not to exceed $7,000,000 at any time outstanding; provided that this clause (xx) shall not apply to Liens that are voluntarily granted by the Oz Parties without the exchange of value or consideration;

(xxi) Liens on (A) any assets or rights of any Qualifying Risk Retention Subsidiary and (B) any Equity Interests of any Qualifying Risk Retention Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xx);

(xxii) Liens on (A) any assets or rights of any Alternate Investment Subsidiary and (B) any Equity Interests of any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xxi);

(xxiii) Liens on assets or rights of, or Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries securing Indebtedness permitted under Section 9(c)(xiv); and

(xxiv) Liens securing (A) the Obligations, (B) the “Obligations” as defined in the Senior Subordinated Loan Agreement and (C) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(e) The Company and the Partnership agree that no creation, incurrence, assumption, guaranty or other assumption of liability with respect to any Indebtedness or Liens under Section 9(c) or Section 9(d) of this Unit Designation shall prohibit the Partnership from making any distributions or redemptions in respect of the Class A Preferred Units except to the extent such prohibition is no more restrictive than any prohibition existing as of the date hereof.

(f) Without the prior written consent of the Holders’ Committee, subject to the exceptions set forth on Schedule D hereto, none of the Company, any other Operating Group Entity or any of their respective Affiliates shall directly or indirectly amend, waive or otherwise modify the terms of the Designated Accrued Unrecognized Incentive or the real estate commingled funds’ Accrued Unrecognized Incentive (including any material change in the timing of any realization thereof); provided, that this clause (e) shall not limit the ability of the Company, any other Operating Group Entity or any of their respective Affiliates to delay or defer Accrued Unrecognized Incentive attributable to the real estate commingled funds, for so long as such delay or deferral is based on commercially reasonable business rationale and does not disproportionately impact any beneficiaries of such incentive (including the general partner (or equivalent entity) of the relevant fund) relative to any other beneficiaries.

(g) The Company, the Partnership and any of the Operating Group Entities shall, and the Company and the Partnership shall cause the Operating Group Entities and their respective Subsidiaries to, manage the Specified Funds in a manner that is consistent with past practice (as determined prior to December 5, 2018). Without limiting the generality of this Section 9(f), without the prior written consent of the Holders’ Committee, none of the Company, the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit any of the Operating Group Entities or any of their respective Subsidiaries to, take (or fail to take) any action with respect to the Specified Funds which would adversely impact the Designated Accrued Unrecognized Incentive or otherwise result in the payment of proceeds associated with the realization of Designated Accrued Unrecognized Incentive to be delayed following the expiration of the current term of each Specified Fund (without giving effect to any extensions of current term), subject to the exceptions set forth in Section 9(f) and Schedule D hereto. Without limiting the foregoing, the Company and the Partnership will use commercially reasonable efforts to (A) monetize any Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive to the extent such Designated Proceeds and Accrued Unrecognized Incentive are not received in cash and (B) collect any realized Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive, in each case as promptly as practicable; provided, however, that realization of Designated Proceeds and Accrued Unrecognized Incentive shall not require the Company, the Partnership or any of the Operating Group Entities to cause dispositions that would not otherwise be in compliance with the relevant investment adviser’s fiduciary duties. Notwithstanding anything to the contrary herein, this Section 9(g) shall be subject to the exceptions set forth on Schedule E hereto. For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 9(g) are not subject to the Minimum Free Cash Balance.

(h) Each of the General Partner and its Affiliates or Subsidiaries performing asset management or investment advisory functions (each, an “Oz Manager Entity”) shall not:

(i) Delegate the applicable limited partnership vote in respect of any right to terminate any OZ Manager Entity for any credit, private equity or real estate fund (and, for the avoidance of doubt, excluding any separately managed account and “fund-of-one”) (“Applicable Fund”) to an advisory committee of investors (“AC Delegation”);

(ii) Take any steps to solicit or encourage any current or prospective investors of the Oz Funds to terminate (or diminish in any material respect) any investor’s investments with the Oz Funds or remove the Company as the Oz Manager Entity of the applicable Oz Funds for the purpose of associating or doing business with any competing business (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), or otherwise encourage (or authorize any active executive managing directors or other senior management or executive managing directors to encourage) such investors to terminate (or diminish in any respect) his investments in the Oz Funds for any other reason; or

(iii) Take any steps to effect the separation of all or any portion of any management team of the Company in connection with a “spin out,” sale or similar transaction (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), absent an arm’s length negotiation and agreement on commercially reasonable terms with approval from the Board of Directors of the Company.

(i) Since February 5, 2018 through the date hereof (and other than in respect of OZ Real Estate Tax Advantaged Credit Fund LP), (1) no Oz Manager Entity has entered into governing documents for any new Applicable Fund providing for (a) the right to terminate any Oz Manager Entity by a vote of less than 75% of the Limited Partners (other than for cause or similar disabling conduct) or (b) any AC Delegation, and (2) no governing documents for any existing Applicable Fund have been amended to provide for either (1)(a) or (b).

10. Voting Rights; Preferred Unit Holders’ Committee.

(a) This Unit Designation establishes a committee of the holders of the Class A Preferred Units (the “Holders’ Committee”) to be comprised initially of Daniel S. Och, as sole member. Subject to the foregoing, the holders of a majority of the Operating Group Class A Preferred Units then outstanding may at any time remove members from, or appoint replacement or additional members to, the Holders’ Committee and shall appoint at least one member promptly if at any time thereafter the Holders’ Committee has no members. In the event that additional members are appointed to the Holders’ Committee, the members of the Holders’ Committee shall act by majority vote on all matters to be approved by the Holders’ Committee.

(b) Except as provided herein, the holders of Class A Preferred Units have no consent, approval, waiver or voting rights or powers. Each holder of Class A Preferred Units hereby irrevocably delegates all power and authority to the Holders’ Committee to exercise, on behalf of such holder of Class A Preferred Units, any and all rights of such holder in respect of such Class A Preferred Units, including the granting of any waivers or the exercise of any consent, approval or voting rights or powers on behalf of such holder.

(c) Each holder of Class A Preferred Units hereby irrevocably constitutes and appoints the members of the Holders’ Committee (and each of them) existing at any time and from time to time, as the sole and exclusive attorney-in-fact and proxy of such holder of Class A Preferred Units, with full power of substitution and resubstitution, to attend any meeting of the shareholders of the Class A Preferred Unit holders, and any adjournment or postponement thereof, on such Class A Preferred Unit holder’s behalf and to vote or abstain from voting the Class A Preferred Units owned by such holder in its sole discretion for or against any action or proposal to the fullest extent permitted by law. Any such vote or abstention shall not be subject to challenge or input from such holder of Class A Preferred Units. Each holder of Class A Preferred Units hereby revokes any and all previous proxies with respect to such holder’s Class A Preferred Units and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by such holder with respect to the Class A Preferred Units that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the holder of Class A Preferred Units may transfer any of its Class A Preferred Units. The attorney-in-fact and proxy identified above will be empowered at any and all times to vote or act by written consent with respect to the Class A Preferred Units at every annual, special, adjourned or postponed meeting of holder of Class A Preferred Units, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each holder of Class A Preferred Units. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The provisions of this Section 10 shall terminate with respect to a holder of Class A Preferred Units once such holder no longer owns any Class A Preferred Units.

(d) Notwithstanding anything in this Unit Designation to the contrary, none of the Partnership, any other Operating Group Entity or OZ Fund may issue, and the Company and the Partnership shall not permit the Partnership, any other Operating Group Entity or OZ Fund to issue, to (x) any individual who is a “named executive officer” in the Company’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Rule 402(c) of Regulation S-K or such individual’s Related Parties (or would be a “named executive officer” with respect to the fiscal year in which the proposed issuance occurs) or (y) in the event that the Company is not required to file reports with the Securities and Exchange Commission, any individual who would have been a “named executive officer” if the Company was required to file such reports or such individual’s Related Parties, in each case of clauses (x) and (y), other than DSO or his Related Parties (collectively, the “Designated Officers”), new equity interests in the Partnership, such Operating Group Entity or OZ Fund (“New NEO Units”) and make any distributions in respect of such New NEO Units, unless (i) so long as the Company’s common shares are traded on the New York Stock Exchange or another nationally recognized stock exchange, the issuance of such New NEO Units is approved by the Company’s compensation committee and (ii) to the extent the Company’s common shares are not traded on the New York Stock Exchange or another nationally recognized stock exchange, with the prior written consent of the Holders’ Committee. For the avoidance of doubt, (i) if the issuance of such New NEO Units are approved in accordance with the preceding sentence, any distributions paid on such New NEO Units that otherwise comply with the terms of this Unit Designation shall be permitted without any further action on the part of the compensation committee or the Holders’ Committee as the case may be, (ii) this Section 10(d) shall not restrict issuances of interests in the ordinary course to Designated Officers in connection with any direct or indirect capital investments they make in the OZ Funds on substantially the same terms and conditions as third party investors (other than any waiver of management, incentive, carry or similar fees agreed to by the Company) and (iii) this Section 10(d) shall not restrict any issuances of equity securities in connection with the Recapitalization or any distributions payable thereon to the extent permitted under this Unit Designation.

(e) Neither the Company nor the Partnership shall effect, or cause or permit to be effected, any transaction between the Company, the Partnership or any other Operating Group Entity or any OZ Fund, on the one hand, with any Designated Officer, any holder of at least 10% of the outstanding equity interests of the Company, the Partnership, any other Operating Group Entity or their respective Affiliates or Related Parties (for the avoidance of doubt, other than the Company, the Partnership, any other Operating Group Entity, DSO or his Related Parties), on the other hand, other than transactions in the ordinary course of business with any Person (other than any Person that is a Designated Officer) relating to such Person’s service to any Operating Group Entity or consistent with past practice as of the Issuance Date including in connection with granting any direct or indirect carry or capital interest in the OZ Funds to such Person, which matters shall, without limiting Section 10(d), be determined by the Board of Directors of the Company or the compensation committee thereof.

(f) None of the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit the Partnership or such Operating Group Entity to, sell, dispose of, or otherwise transfer (whether directly or indirectly, by merger, spin-off, consolidation, or otherwise) any of their respective businesses, business lines, or divisions (including their respective multi-strategy, credit and real estate businesses) or any significant assets thereof without the prior written consent of the Holders’ Committee; provided that this Section 10(f) does not restrict any such sale, disposal or other transfer from any OZ Subsidiary to any Credit Party that is permitted under Section 9(b), provided that nothing in this Section 10(f) shall limit obligations of the Operating Partnerships and the Company under Section 3(b)(ii).

(g) Any determination, decision, consent or waiver required to be made or given, or permitted to be made or given, by the Holders’ Committee under this Unit Designation shall be made or given in the Holders’ Committee’s sole discretion.

11. Amendments and Waivers. Only the prior written consent of the Holders’ Committee shall be required for the repeal of this Unit Designation, any amendment (directly or indirectly, by merger, consolidation or otherwise) to this Unit Designation, or any waiver of any of its provisions. Only the prior written consent of the Holders’ Committee shall be required for any amendment (directly or indirectly, by merger, consolidation or otherwise) to the Limited Partnership Agreement that would have an adverse effect on any holders of the Class A Preferred Units or effectuate any waiver of any provisions of this Unit Designation.

12. No Reissuance. No Class A Preferred Units acquired by the Partnership by reason of redemption, purchase or otherwise shall be reissued.

13. Transfers.

(a) No Class A Preferred Unit (or any rights with respect thereto) shall be Transferred without the consent of the Holders’ Committee and, solely in the case of any holder of Class A Preferred Units other than DSO or a Related Party of DSO, the General Partner; provided, that any such consent shall not be unreasonably withheld with respect to a request to Transfer Class A Preferred Units in accordance with this Section 13. Any attempted Transfer that is not made in compliance with this Section 13 shall be void ab initio.

(b) No Transfer shall be permitted under Section 13(a) if the Holders’ Committee determines in its sole and absolute discretion that (i) such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code; (ii) such Transfer would obligate the Partnership to register the Interests for resale under any applicable federal or state securities laws or require the Partnership to file reports pursuant to any applicable federal or state securities laws.

(c) Each holder of Class A Preferred Units hereby agrees that it will not effect any Transfer of all or any of its Class A Preferred Units (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Unit Designation or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders or other directives of any governmental authority.

(d) In the event of any Transfer of Class A Preferred Units, (i) the transferor shall cause each transferee to agree in writing to comply with the terms of this Unit Designation and the Partnership Agreement, (ii) prior to such Transfer by any holder of Class A Preferred Units other than by DSO or a Related Party of DSO, and as a condition thereto, the General Partner may require such other documentation as necessary, including appropriate opinions of legal counsel, as it deems necessary in its sole discretion, to ensure that such Transfer complies with the applicable requirements of this Unit Designation and applicable law, and (iii) unless waived by the General Partner in its sole discretion, no Transfer of Class A Preferred Units other than by DSO or a Related Party of DSO shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

14. Right of First Refusal. In the event that a holder of Class A Preferred Units (other than DSO or a Related Party of DSO) (the “Seller”) receives a bona-fide offer for the sale of any or all of such holder’s Class A Preferred Units (the “Offered Securities”), the Seller shall first offer to sell the Offered Securities to DSO or his designee(s) pursuant to a written notice (the “ROFR Notice”) provided to DSO, which notice shall include: (i) a description of the transaction being proposed, (ii) the identity of the offeror (“Third Party Buyer”), (iii) the purchase price proposed and the manner of payment thereof and (iv) a term sheet setting forth the material terms and conditions of the offer and a copy of the proposed agreement, if any. Within twenty (20) days of receiving the ROFR Notice, DSO must either accept or decline the offer and if DSO neither accepts nor declines the offer within such twenty (20) day period, the offer will be considered declined. If the offer is declined by DSO, (i) the Seller shall next offer to sell the Offered Securities to the General Partner, on behalf of the Partnership, pursuant to a ROFR Notice and otherwise on the terms specified in the foregoing sentence, and (ii) if the General Partner declines such offer, the Seller will have the right to sell the Offered Securities to the person specified in the offer at a price and on terms and conditions no less favorable to the Seller than the price and terms and conditions set out in the ROFR Notice. If the sale to the Third Party Buyer is not completed within sixty (60) days after the General Partner declines the offer, this Section 14 shall again become applicable as if the offer had not been made.

15. No Preemptive Rights. Unless otherwise determined by the General Partner and the Holders’ Committee, no holders of the Class A Preferred Units will, as holders of Class A Preferred Units, have any preemptive rights to purchase or subscribe for Common Units or any other security of the Partnership.

16. Notices. Any notices required or permitted to be given to a holder of Preferred Units hereunder may be given by mail or other means of written communication, including by electronic mail or other means of electronic transmission, to the address or other applicable contact details maintained for such holder in the books and records of the Partnership.

17. Severability of Provisions. If any right, preference or limitation of the Class A Preferred Units set forth in this Unit Designation (as this Unit Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Unit Designation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

18. Reporting.

(a) Commencing with (1) the quarter ended December 31, 2018, no later than (A) 45 days following the end of each of the Company’s first three fiscal quarters (such date, the “Quarterly Delivery Date”) and (B) 90 days following the end of the Company’s fiscal year (such date, the “Year End Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Economic Income, Committed Cash, Discretionary Reserve, Free Cash Balance, Accrued Unrecognized Incentive, Designated Accrued Unrecognized Incentive, Net Accrued Unrecognized Incentive, Designated Proceeds and proceeds from Asset Sales for such period with each determination presented on its own line item with supporting details and back-up data and reasonable supporting documentation with respect thereto and (2) fiscal year 2020 (with respect to Preceding Year 2019), no later than the 90th day of the fiscal year immediately following any Preceding Year (the “Excess Distributable Earnings Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Excess Distributable Earnings for such Preceding Year and reasonable supporting documentation with respect thereto, provided that with respect to Preceding Year 2019 such statement need not be provided prior to March 31, 2020.

(b) The statements provided pursuant to clause 18(a) above shall be consistent with the amounts reported in the Company’s annual and quarterly reports filed by the Company with the Securities and Exchange Commission.

(c) So long as any Operating Group Class A Units are outstanding, to the extent the Company is no longer required to file quarterly or annual reports with the Securities and Exchange Commission, the Company shall continue to have its year end consolidated balance and the related consolidated statements of operations, shareholders’ equity and cash flows audited by independent certified public accountants of recognized national standing selected by the Company (such audited consolidated balance and related statements of operations, shareholders’ equity and cash flows, the “Audited Financial Statements”) and the Company shall be obligated to deliver the Audited Financial Statements to the Holders’ Committee by each Quarterly Delivery Date, Year End Delivery Date and Excess Distributable Earnings Delivery Date, as applicable.

19. Determination of Amounts. The Company and the Operating Partnerships on the one hand, and each holder of the Class A Preferred Units on the other hand, hereby agree that any calculations in connection with the mandatory redemption provisions of Section 6, including, but not limited to, the Discretionary Basket, calculations of Economic Income (including the methodology set forth on Schedule A hereto), Committed Cash, Total Cash and Free Cash Balance shall be calculated without duplication; provided further that amounts described in the definition of Committed Cash shall be calculated without duplication with respect to any amounts described in the definition of Economic Income.

20. Accounting Terms. Notwithstanding any other provision contained herein, for purposes of Section 9(c) and Section 9(d) of this Unit Designation only, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions and covenants referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company, the Operating Partnerships or any of their respective Subsidiaries at “fair value,” as defined therein, and (ii) without giving effect to proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, (Topic 842) issued May 16, 2013, any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease prior to such change to be recharacterized as a Capital Lease or Capital Lease Obligations (each as defined in the Senior Credit Facility).

21. Reimbursement of Certain Amounts. The Company and the Operating Partnerships shall reimburse the holders of the Class A Preferred Units with respect to any reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred by such holders in connection with protecting the interests or enforcing the rights of the Class A Preferred Units.

22. Determination of Certain Terms. For the purposes of determining any monetary basket, cap or limitation described in this Unit Designation, the Company and the Partnership agree that such monetary basket, cap or limitation shall be determined on a consolidated basis with respect to the Company, the Operating Partnerships and their Subsidiaries (and for the avoidance of doubt, any Operating Group Entities formed in the future and their Subsidiaries), taken as a whole.

[Signature Page Follows]

IN WITNESS WHEREOF, this Unit Designation has been duly executed as of the date first above written.

OZ ADVISORS II LP

By:	OCH-ZIFF HOLDING LLC,
its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC,

as to Section 3(b)(ii), Section 6(a), Section 6(c), Section

9(a), Section 9(b), Section 9(c), Section 9(d), Section 9(e), Section 9(f), Section 9(g), Section 10(d), Section 10(e),

Section 10(f), Section 18(c), Section 19, Section 20,

Section 21 and Section 22 only

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

[Signature Page to OZ Advisors II LP Unit Designation]

SCHEDULE A

Economic Income is a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:

•

Income allocations to our executive managing directors on their direct interests in the Oz Operating Group. Management reviews operating performance at the Oz Operating Group level, where substantially all of our operations are performed, prior to making any income allocations.

•

Equity-based compensation expenses, depreciation and amortization expenses, changes in the tax receivable agreement liability, net gains and losses on early retirement of debt financing arrangements, unrealized gains and losses related to changes in the fair value of financing arrangements, gains and losses on fixed assets, and net gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement.

•

Amounts related to the consolidated funds, including the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total assets under management and fund performance.

In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.

EXHIBIT A—FORM OF CONVERSION NOTICE

Re: Notice of Conversion (“Notice”) of Class A Preferred Units issued by OZ Advisors II LP

Reference is made to the Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, dated February 7, 2019 (the “Unit Designation”), relating to the Operating Group Class A Preferred Units issued by OZ Advisors II LP. Capitalized terms used but not defined in this Notice shall have the meanings given such terms in the Unit Designation.

This Notice is being delivered pursuant to Section 7(a) of the Unit Designation. The undersigned hereby elects to convert the Class A Preferred Units that it owns, subject to the conversion procedures set forth in Section 7(a) of the Unit Designation into Advisors II Incremental Loans on the Exchange Date.

Additionally, the undersigned hereby: (i) acknowledges that the undersigned has received and reviewed a copy of the Senior Subordinated Loan Agreement and (ii) agrees that upon execution of this Notice and the consummation of the exchange described in Article 7 of the Unit Designation, the undersigned shall become a party to the Senior Subordinated Loan Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties and conditions of the Senior Subordinated Loan Agreement as though an original party thereto and shall become a “Lender” as provided thereunder.

The undersigned, being a holder of Class A Preferred Units pursuant to the Unit Designation, hereby executes this Conversion Notice.

[Unit Holder]

Name:
Title: